Exhibit 99.1

TICC Announces $13.5 Million Transaction With a
Portfolio Company of Accretive Technology Partners, LLC

GREENWICH, CT — 07/05/05 — Technology Investment Capital Corp. (NASDAQ: TICC) announced today that it has completed a $13.5 million investment in senior secured notes with warrants to support the acquisition of a company in the virtual workforce sector by Accretive Technology Partners, LLC. That company provides enterprise clients with an on-demand pool of highly skilled agents, using newly developed technology and process expertise to recruit, train, and manage agents in a fully virtual environment.

About Accretive Technology Partners

Accretive Technology Partners, LLC is a leading private investment firm focused on creating category-dominating companies in selected information technology markets. The firm seeks to invest in technology-enabled service businesses with core value propositions that fundamentally change their industries. Accretive is highly research-driven and emphasizes its close partnership with the management teams who lead its portfolio companies. In addition to traditional equity investments, the firm's Principals have designed and seed-financed new businesses to capitalize on unique market opportunities. Visit www.accretivetechnology.com for more information.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.